Exhibit 10.2

Execution Version

FIFTH AMENDMENT TO CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of April 14, 2011, is entered into by and among CONTINENTAL MATERIALS CORPORATION, a Delaware corporation (the “Company”), the financial institutions that are or may from time to time become parties to the Credit Agreement referenced below (together with their respective successors and assigns, the “Lenders” and each, a “Lender”) and THE PRIVATEBANK AND TRUST COMPANY, an Illinois state chartered bank as Administrative Agent for each Lender (the “Administrative Agent”).  Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Credit Agreement referenced below.

WHEREAS, the Lender previously made available to the Company a credit facility pursuant to the terms and conditions of that certain Credit Agreement, dated as of April 16, 2009, by and among the Company, the Lender and the Administrative Agent, as amended by that certain First Amendment to Credit Agreement, dated as of November 18, 2009, by and among the Company, the Lender and the Administrative Agent (the “First Amendment”), as further amended by that certain Waiver and Second Amendment to Credit Agreement, dated as of April 15, 2010, by and among the Company, the Lender and the Administrative Agent (the “Second Amendment”), as further amended by that certain Third Amendment to Credit Agreement, dated as of November 12, 2010, by and among the Company, the Lender and the Administrative Agent (the “Third Amendment”), and as further amended by that certain Fourth Amendment to Credit Agreement, dated as of December 31, 2010, by and among the Company, the Lender and the Administrative Agent (the “Fourth Amendment”) (as further amended, restated or supplemented from time to time, the “Credit Agreement”);

WHEREAS, pursuant to the Credit Agreement, the Lender previously (i) made available to the Company a revolving credit facility in the amount of $20,000,000 (reduced to $13,500,000 from and after October 1, 2010 pursuant to the Second Amendment), and (ii) funded a term loan in the original principal amount of $10,000,000;

WHEREAS, the parties to this Amendment desire to amend the Credit Agreement to, among other things, (i) extend the maturity date of the Revolving Loan and Term Loan to May 1, 2013, (ii) consent to the incorporation of Williams EcoLogix, Inc., a Delaware corporation and Wholly-Owned Subsidiary of the Company (“Williams EcoLogix”), and include Williams EcoLogix as a “Loan Party” under the Credit Agreement and as a “Grantor” and “Guarantor” under the Guaranty and Collateral Agreement, (iii) replace the existing Minimum Adjusted EBITDA financial covenant contained in Section 11.13.1 of the Credit Agreement with a Fixed Charge Coverage Ratio of 1.15 to 1.00 commencing with the Fiscal Quarter ending July 2, 2011, (iv) modify the principal payment schedule in respect of the Term Loan commencing June 30, 2011, (v) reduce the Revolving Commitment to $12,000,000 from and after January 1, 2012, and (vi) modify the pricing applicable to the Revolving Loan and Term Loan, in each case, on the terms and conditions set forth herein;

WHEREAS, Williams EcoLogix is a newly-formed entity and the parties hereto anticipate that Williams EcoLogix will have negative EBITDA for a period of time following the date hereof; and

WHEREAS, in order to address the anticipated negative EBITDA of Williams EcoLogix and the impact such negative EBITDA might have in respect of the Fixed Charge Coverage Ratio, the Lender is willing to permit the making of unsecured subordinated loans to Williams EcoLogix and to include the amount of such subordinated loans in the calculation of the Fixed Charge Coverage Ratio, on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises, to induce the Lender and Administrative Agent to enter into this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by the parties hereto as follows:

Section 1.  Incorporation of Recitals.  The foregoing recitals are hereby incorporated into and made a part of this Amendment.

Section 2.  Amendment of the Credit Agreement.  It is hereby agreed and understood that, subject to the complete fulfillment and performance of the conditions precedent set forth in Section 5 of this Amendment, the Credit Agreement is hereby amended and modified as follows:

A.            Section 1.1.  Section 1.1 of the Credit Agreement is hereby amended as follows:

(1)           The definition of “Applicable Margin” is hereby deleted in its entirety and replaced with the following and Exhibit A to this Amendment is hereby reinserted into the Credit Agreement as Annex C thereto:

“Applicable Margin - see Annex C hereto.”

(2)           The last sentence in the definition of “LIBOR Rate” is hereby deleted in its entirety and replaced with the following:

“Notwithstanding anything to the contrary contained herein, for purposes of calculating the rate of interest in this Agreement and any Note, in no event shall the LIBOR Rate be below one percent (1.0%).”

(3)           The definition of “Fixed Charge Coverage Ratio” is hereby deleted in its entirety and replaced with the following:

“Fixed Charge Coverage Ratio means, for any Computation Period, the ratio of (a) the sum for such period of (i) Adjusted EBITDA, plus (ii) the aggregate Fixed Charge Cure Amount, if any, received in cash by Williams EcoLogix with respect to any quarterly period during such Computation Period, minus (iii) the sum of income taxes paid in cash by the Loan Parties (excluding the aggregate amount of federal income taxes paid during such Computation Period with respect to the amendment to the carryback of the Company’s 2009 net operating loss to the extent such amount does not exceed $360,000 in the aggregate and such amount is consistent with the Company’s amended tax return for calendar year 2009 and carryback of the Company’s 2009 net operating loss) and all unfinanced Capital Expenditures to (b) the sum for such period of (i) Interest Expense, plus (ii) required payments of principal of Funded Debt (including the Term Loan but excluding the Revolving Loans).”

(4)           The definition of “Loan Party” is hereby deleted in its entirety and replaced with the following:

“Loan Party means the Company and each Subsidiary (including, without limitation, (x) each Guarantor referenced in the Guaranty and Collateral Agreement, and (y) each Guarantor that becomes a party to the Guaranty and Collateral Agreement after the Closing Date by executing a joinder thereto, including Williams EcoLogix).”

(5)           The last sentence in the definition of “Prime Rate” is hereby deleted in its entirety and replaced with the following:

“Notwithstanding anything to the contrary contained herein, for purposes of calculating the rate of interest in this Agreement and any Note, in no event shall the Prime Rate be below three percent (3.0%).”

(6)           The definition of “Revolving Commitment” is hereby deleted in its entirety and replaced with the following:

“Revolving Commitment means (a) $13,500,000 at all times prior to January 1, 2012, and (b) $12,000,000 at all times from and after January 1, 2012, as reduced from time to time pursuant to Section 6.1.”

(7)           The definition of “Term Loan Maturity Date” is hereby deleted in its entirety and replaced with the following:

“Term Loan Maturity Date means the earlier of (a) May 1, 2013 or (b) the Termination Date.”

(8)           The definition of “Termination Date” is hereby deleted in its entirety and replaced with the following:

“Termination Date means the earlier to occur of (a) May 1, 2013 or (b) such other date on which the Commitments terminate pursuant to Section 6 or Section 13.”

B.            Additional Definitions in the Credit Agreement.  The following defined terms are hereby added to Section 1.1 of the Credit Agreement in their appropriate alphabetical position:

“Fifth Amendment means that certain Fifth Amendment to Credit Agreement, dated as of April 14, 2011, by and among the Company, the Lender and the Administrative Agent.”

“Fixed Charge Cure Amount means the Subordinated Debt loaned to Williams EcoLogix from time to time pursuant to and in accordance with the terms and conditions contained in Section 3 of the Fifth Amendment.”

“Williams EcoLogix means Williams EcoLogix, Inc., a Delaware corporation and a Wholly-Owned Subsidiary of the Company.”

C.            Section 6.4.2.  Section 6.4.2 (Term Loan) of the Credit Agreement is hereby deleted in its entirety and replaced with the following (provided that the following changes to the schedule of principal payments shall have no impact on the principal payments made prior to the date hereof):

“6.4.2      Term Loan.  The principal amount of the Term Loan shall be paid in installments as follows:

Payment Date	Term Loan

June 30, 2011	$250,000
September 30, 2011	$250,000
December 31, 2011	$250,000
March 31, 2012	$250,000
June 30, 2012	$375,000
September 30, 2012	$375,000
December 31, 2012	$375,000
March 31, 2013	$375,000

Unless sooner paid in full, the outstanding principal balance of the Term Loan shall be paid in full on the Term Loan Maturity Date.”

D.            Section 10.1.3.  Section 10.1.3 (Compliance Certificates) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“10.1.3    Compliance Certificates.  Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of quarterly statements pursuant to Section 10.1.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Senior Officer of the Company, containing (i) a computation of each of the financial ratios, restrictions and requirements set forth in Section 11.13 along with a computation of the Total Cash Flow Leverage Ratio of the Loan Parties as provided in the definition of “Applicable Margin” set forth herein and stating that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it and (ii) to the extent there has been a change in the corporate structure of the Company or the Subsidiaries since the previously delivered compliance certificate under this Section 10.1.3, an updated organizational chart listing all Subsidiaries and the jurisdictions of their respective incorporation.”

E.             Section 11.13.1.  Section 11.13.1 (Minimum Adjusted EBITDA) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“11.13.1  Minimum Adjusted EBITDA.  Not permit Adjusted EBITDA for any Computation Period to be less than the applicable amount set forth below for such Computation Period (provided that the Computation Period ending April 2, 2011 shall be the final Computation Period for this financial covenant):

Computation Period Ending	Adjusted EBITDA

April 2, 2011	$(600,000	)”

F.             Section 11.13.2.  Section 11.13.2 (Minimum Fixed Charge Coverage Ratio) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“11.13.2  Minimum Fixed Charge Coverage Ratio.  Not permit the Fixed Charge Coverage Ratio for any Computation Period to be less than 1.150 to 1.00 for such Computation Period, commencing with the Computation Period ending July 2, 2011.”

Section 3.  Cure Right.  In the event that the Company fails to comply with the Fixed Charge Coverage Ratio contained in Section 11.13.2 with respect to any particular Computation Period (each, a “Fixed Charge Ratio Default”) and the EBITDA of Williams EcoLogix for such Computation Period is negative (it being agreed by the parties hereto that for purposes of such determination each component of EBITDA shall be calculated on a stand-alone basis for Williams EcoLogix in a manner acceptable to the Administrative Agent notwithstanding anything to the contrary contained in the Credit Agreement or any other Loan Document) (the negative EBITDA of Williams EcoLogix with respect to any Computation Period, the “Williams EcoLogix Negative EBITDA Amount”), the Company shall have the right to cure such Event of Default so long as the following terms and conditions are satisfied (the “Cure Right”):

A.            The Cure Right shall only be available to the Company to cure a particular Fixed Charge Ratio Default to the extent such Fixed Charge Ratio Default would be cured by adding to EBITDA for the particular Computation Period an amount not exceeding the Williams EcoLogix Negative EBITDA Amount.

B.            In the event the Company desires to cure a particular Fixed Charged Ratio Default, the Company shall deliver to the Administrative Agent irrevocable written notice of the Company’s intent to cure (a “Cure Notice”) no later than fifteen (15) days after the date on which financial statements and a Compliance Certificate as of and for the period ending on the last day of the particular Computation Period are required to be delivered; provided, however, the Cure Right may not be exercised after June 30, 2012.

C.            The Cure Notice shall set forth the calculation of the Williams EcoLogix Negative EBITDA Amount and the related Fixed Charge Cure Amount referenced below.

D.            In the event the Company delivers a Cure Notice, an unsecured subordinated loan satisfying the requirements for “Subordinated Debt” under the Credit Agreement shall be made to Williams EcoLogix and the amount of such subordinated loan shall not be less than the Fixed Charge Cure Amount referenced below, provided that such subordinated loan shall be made no later than three (3) days after receipt by Administrative Agent of the Cure Notice (the “Required Subordinated Loan Date”).  The “Fixed Charge Cure Amount” shall equal an amount which, when added to EBITDA for the particular Computation Period as provided in the definition of Fixed Charge Coverage Ratio, would result in the Company being in pro forma compliance with such covenant for the particular Computation Period, provided that such amount shall in no event exceed the Williams EcoLogix Negative EBITDA Amount with respect to such Computation Period.  The Williams EcoLogix Negative EBITDA Amount with respect to any particular Computation Period shall be reduced by any Fixed Charge Cure Amounts previously paid with respect to any period included in such Computation Period.

E.             The terms and conditions of any Subordinated Debt loaned to Williams EcoLogix pursuant to this Cure Right shall be satisfactory to Administrative Agent in all respects.  Prior to the funding of any Fixed Charge Cure Amount, the Company shall deliver to the Administrative Agent complete copies of the final instruments, agreements and documents in respect of the applicable Subordinated Debt and each lender of such Subordinated Debt (along with each Loan Party) shall execute and deliver to the Administrative Agent a Subordination Agreement in the form attached hereto as Exhibit B.

F.             From the delivery date of a Cure Notice until the earlier to occur of the Required Subordinated Loan Date and the date on which Administrative Agent is notified that the required subordinated loan will not be made (it being agreed that failure to pay the required subordinated loan shall constitute a separate and distinct Event of Default hereunder), the Event of Default in respect of which the Cure Notice was delivered shall not be deemed to exist for purposes of (and neither Administrative Agent nor any Lender shall exercise rights in respect thereof) the imposition of default interest or default Letter of Credit fees, acceleration of the Obligations, termination of the Commitments or the exercise of any enforcement remedy against any Loan Party or any property of a Loan Party; provided (x) nothing herein shall prevent or limit Administrative Agent from exercising any of its rights under any Subordination Agreement so long as such Event of Default exists and (y) until timely receipt of the Fixed Charge Cure Amount, an Event of Default shall be deemed to exist for all other purposes of the Credit Agreement, including, without limitation, Section 12.2 of the Credit Agreement, and the other Loan Documents.

G.            Upon timely receipt by Williams EcoLogix in cash of the Fixed Charge Cure Amount, the applicable Fixed Charge Ratio Default shall be deemed cured.

H.            To the extent a Fixed Charge Cure Amount is included in the calculation of EBITDA as provided herein, such amount shall be deemed added to EBITDA with respect to the applicable quarterly periods in the particular Computation Period and the EBITDA for such quarterly periods shall be deemed permanently increased by such amount for purposes of calculating the Fixed Charge Coverage Ratio for subsequent periods.

Section 4.  Revolving Loan Note and Term Loan Note.  It is hereby agreed and understood that the Revolving Loan Note and the Term Loan Note remain in full force and effect and that the Obligations evidenced thereby remain due and payable on the terms set forth therein and in the Credit Agreement, except that the face amount of the Revolving Loan Note shall be reduced from $13,500,000 to $12,000,000 on January 1, 2012 so long as the Revolving Outstandings are below $12,000,000 on such date.  The Revolving Loan Note shall be deemed amended to reflect such reduction.

Section 5.  Amendment of the Loan Documents.  It is hereby agreed and understood by the Administrative Agent, each Lender and the Company that, subject to the complete fulfillment and performance of the conditions precedent set forth in Section 5 of this Amendment and effective as of the effective date of this Amendment, each reference to the Credit Agreement, the Revolving Loan, the Term Loan, the Revolving Loan Note, the Term Loan Note, and/or any other defined terms or any Loan Documents in any Loan Documents shall be deemed to be a reference to any such defined terms or such agreements as such terms or agreements are amended or modified by this Amendment.  Any breach of any representation, warranty, covenant or agreement contained in this Amendment shall be deemed to be an Event of Default for all purposes of the Credit Agreement.

Section 6.  Conditions Precedent.  The effectiveness of this Amendment and the obligations of the Administrative Agent and each Lender hereunder are subject to the satisfaction, or waiver by the Administrative Agent, of the following conditions precedent on or before the date hereof (unless otherwise provided or agreed to by the Administrative Agent) in addition to the conditions precedent specified in Section 12.2 of the Credit Agreement:

A.            The Company shall have paid and/or reimbursed all reasonable fees, costs and expenses relating to this Amendment and owed to the Lender pursuant to the Credit Agreement in connection with this Amendment.

B.            The Company shall have delivered, or caused to be delivered, original fully completed, dated and executed originals of (i) this Amendment, (ii) amendments to the Mortgages in respect of the Mortgaged Properties, (iii) a joinder to the Guaranty and Collateral Agreement executed by Williams EcoLogix, (iv) a Perfection Certificate executed by Williams EcoLogix, (v) a Secretary Certificate in respect of Williams EcoLogix along with its organizational documents, and board resolutions authorizing Williams EcoLogix to become a party to the Loan Documents, and (vi) such other certificates, instruments, agreements or documents as the Administrative Agent may reasonably request (each of the foregoing certificates, instruments, agreements and documents described in this Section 5(B) (other than this Amendment) which constitute Loan Documents are hereinafter referred to collectively as the “Other Documents”).

C.            The Company shall have delivered certified copies of all documents evidencing any necessary corporate action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Loan Parties of this Amendment and the Loan Documents referenced herein.

D.            The Company shall have delivered, or caused to be delivered, a date-down endorsement to the title insurance policy issued to the Administrative Agent with respect to the Mortgaged Property located at Colton, California and owned by Williams Furnace, which shall be acceptable to the Administrative Agent in all respects.

E.             The Company shall have delivered, or caused to be delivered, current and updated liability and property insurance certificates evidencing the existence of the insurance required to be maintained pursuant to Section 10.3(b) of the Credit Agreement, together with evidence that the Administrative Agent has been named as a lender’s loss payee and an additional insured on all related insurance policies.

F.             The Administrative Agent shall have received (i) a UCC-1 financing statement in respect of Williams EcoLogix covering all of its rights, properties and assets, and such financing statement shall be satisfactory to the Administrative Agent in form and substance, and (ii) the original stock certificate of Williams EcoLogix evidencing

100% of the issued and outstanding shares of Williams EcoLogix along with an original stock power (in blank) in favor of the Administrative Agent.

G.            The Company shall have delivered, or caused to be delivered, a preliminary Compliance Certificate for the fiscal quarter ended April 2, 2011, which shall include a preliminary calculation of Total Cash Flow Leverage for purposes of determining the pricing level upon the effectiveness of this Amendment, it being agreed that the final Compliance Certificate for such fiscal quarter shall be delivered by April 22, 2011.

H.            The following statements shall be true and correct and the Company, by executing and delivering this Amendment to the Lender and the Administrative Agent, hereby certifies that the following statements are true and correct as of the date hereof:

(1)           Other than as expressly contemplated by this Amendment, since the date of the most recent financial statements furnished by the Company to the Administrative Agent (which financial statements were true and correct in all material respects and otherwise conformed to the requirements set forth in the Credit Agreement for such financial statements), there shall have been no change which has had or will have a material adverse effect on the business, operations, properties or financial condition of the Loan Parties taken as a whole;

(2)           The representations and warranties of the Company set forth in the Credit Agreement and the other Loan Documents (as amended by this Amendment and including Williams EcoLogix as a Loan Party with respect thereto) are true and correct in all respects on and as of the date of this Amendment with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, and no Unmatured Event of Default or Event of Default has occurred and is continuing; and

(3)           No consents, licenses or approvals are required in connection with the execution, delivery and performance by the Company of this Amendment or the Other Documents or the validity or enforceability against the Company of this Amendment or the Other Documents which have not been obtained and delivered to the Lender.

Section 7.  Miscellaneous.

A.            Except as expressly amended and modified by this Amendment, the Credit Agreement and the other Loan Documents are and shall continue to be in full force and effect in accordance with the terms thereof.

B.            This Amendment may be executed by the parties hereto in counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

C.            This Amendment shall be construed in accordance with and governed by the internal laws, and not the laws of conflict, of the State of Illinois.

D.            The headings contained in this Amendment are for ease of reference only and shall not be considered in construing this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to Credit Agreement to be duly executed as of the day and year first above written.

COMPANY:

CONTINENTAL MATERIALS CORPORATION

By:	/s/ Joseph J. Sum
Joseph J. Sum
Chief Financial Officer

ADMINISTRATIVE AGENT AND LENDER:

THE PRIVATEBANK AND TRUST COMPANY

By:	/s/ Steven M. Cohen
Steven M. Cohen
Managing Director & Senior Vice President

ACKNOWLEDGMENT, AGREEMENT, CONSENT
AND REAFFIRMATION OF LOAN PARTIES

Each of the undersigned Loan Parties, for good and valuable consideration, receipt of which is hereby acknowledged:  (a) hereby acknowledges receipt of a copy of the foregoing Amendment, acknowledges that such Loan Party has read and reviewed the terms thereof, and acknowledges that such Loan Party has been afforded an adequate opportunity to have the foregoing Amendment reviewed by such Loan Party’s counsel; (b) hereby consents to the terms and conditions of the foregoing Amendment; and (c) hereby acknowledges and agrees that such Loan Party’s duties, obligations and liabilities to the Administrative Agent and/or the Lender under the Guaranty and Collateral Agreement shall be continuing and shall remain in full force and effect against such Loan Party irrespective of the amendments to the Credit Agreement contained in the foregoing Amendment or any other amendments or modifications to any of the other Loan Documents.

In addition to the foregoing, each of the undersigned Loan Parties (i) hereby ratifies, reaffirms and confirms its pledge, hypothecation, and grant of a continuing lien and first priority security interest in favor of the Administrative Agent in all of the assets of such Loan Party pledged to the Administrative Agent under the Guaranty and Collateral Agreement (subject to the terms and conditions set forth therein), and (ii) hereby acknowledges that such pledge shall continue in full force and effect securing the Secured Obligations under and as defined in the Guaranty and Collateral Agreement notwithstanding the execution and delivery of the foregoing Amendment.

IN WITNESS WHEREOF, each of the undersigned Loan Parties has duly executed this Acknowledgment, Agreement, Consent and Reaffirmation of Loan Parties to the Fifth Amendment to Credit Agreement as of April 14, 2011.

MCKINNEY DOOR AND HARDWARE, INC.

By:	/s/ Joseph J. Sum
Joseph J. Sum
Treasurer

TRANSIT MIX CONCRETE CO.

By:	/s/ Joseph J. Sum
Joseph J. Sum
Treasurer

TRANSIT MIX OF PUEBLO, INC.

By:	/s/ Joseph J. Sum
Joseph J. Sum
Chief Financial Officer

WILLIAMS FURNACE CO.

By:	/s/ Joseph J. Sum
Joseph J. Sum
Treasurer

PHOENIX MANUFACTURING, INC.

By:	/s/ Joseph J. Sum
Joseph J. Sum
Treasurer

CASTLE CONCRETE COMPANY

By:	/s/ Joseph J. Sum
Joseph J. Sum
Treasurer

EDENS INDUSTRIAL PARK INC.

By:	/s/ Joseph J. Sum
Joseph J. Sum
Treasurer

WILLIAMS ECOLOGIX, INC.

By:	/s/ Joseph J. Sum
Joseph J. Sum
Treasurer

EXHIBIT A

ANNEX C
TO THE CREDIT AGREEMENT

APPLICABLE MARGIN

Applicable Margin means, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect, it being understood that the Applicable Margin for (i) LIBOR Loans shall be the percentage set forth under the column “LIBOR Margin”, (ii) Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (iii) the Non-Use Fee Rate shall be the percentage set forth under the column “Non-Use Fee Rate” and (iv) the L/C Fee shall be the percentage set forth under the column “L/C Fee Rate”:

		Revolving Loan and Term Loan
Level	Total Cash Flow Leverage Ratio	LIBOR Margin	Base Rate Margin	Non-Use Fee Rate	L/C Fee Rate

I	Less than 1.50 to 1.0	2.25%	0.25%	0.375%	1.50%

II	Equal to or greater than 1.50 to 1.0 but less than 2.0 to 1.0	2.75%	0.50%	0.375%	1.50%

III	Equal to or greater than 2.0 to 1.0 but less than 2.50 to 1.0	3.25%	1.00%	0.375%	1.50%

IV	Equal to or greater than 2.50 to 1.0 but less than 3.0 to 1.0	3.75%	1.50%	0.375%	1.50%

V	Equal to or greater than 3.0 to 1.0	4.25%	2.00%	0.375%	1.50%

The LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be adjusted, to the extent applicable, on the fifth (5th) Business Day after the Company provides the annual and quarterly financial statements and other information pursuant to Sections 10.1.1 or 10.1.2, as applicable, and the related Compliance Certificate, pursuant to Section 10.1.3.  Each Compliance Certificate shall include a calculation of the Total Cash Flow Leverage Ratio of the Loan Parties as of the last day of the applicable fiscal quarter (including the last fiscal quarter of each fiscal year).  Notwithstanding anything contained in this paragraph to the contrary, (a) if the Company fails to deliver the financial statements and Compliance Certificate in accordance with the provisions of Sections 10.1.1, 10.1.2 and 10.1.3, the LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be based upon Level V above beginning on the date such financial statements and Compliance Certificate were required to be delivered until the fifth (5th) Business Day after such financial statements and Compliance Certificate are actually delivered, whereupon the Applicable Margin shall be determined by the then current Level; (b) no reduction to any Applicable Margin shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing; and (c) notwithstanding anything to the contrary contained herein, the Applicable Margin on the effective date of the Fifth Amendment shall be based on Level IV and such margin shall continue until the date on which the financial statements and Compliance Certificate are delivered for the Fiscal Quarter ending July 2, 2011 (at which point the margin may be adjusted as provided above).